UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date earliest event reported): October 31, 2007

SLM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of formation)	001-13251 (Commission File Numbers)	52-2013874 (I.R.S. employer Identification No.)
12061 Bluemont Way
Reston, VA 20190
(Address of registrant’s principal executive offices) (zip code)
Registrant’s telephone number including area code: (703) 810-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Following discussions that began in July 2007, on October 25, 2007, the Compensation and Personnel Committee of the SLM Corporation Board of Directors (the “Compensation Committee” or the “Committee”), in consultation with the Board of Directors, took the following actions regarding executive compensation.

     The Compensation Committee amended the management bonus plan for 2007 (“2007 Bonus Plan”), which the Committee adopted on January 25, 2007, with regard to the parameters set for the Committee’s use of discretion to determine actual awards under the 2007 Bonus Plan. The 2007 Bonus Plan was amended to reflect changes in the Corporation’s business plan due to recently-enacted federal legislation affecting the student loan industry and the impacts of a proposed transaction with an investor group led by J.C. Flowers & Co., LLC. The 2007 Bonus Plan was amended by changing two of the five categories for corporate goals and equally weighting the five categories. The category of growth in “core earnings” earnings per share was changed to growth in “core earnings” net income. The category of “core earnings” operating efficiency ratio was eliminated and replaced with a target of closing the “going private” transaction, based on the status of the proposed transaction with the investor group in July, when consideration of these amendments began.

     The 2007 Bonus Plan was also amended by eliminating the requirement that the amount of the bonus pool be determined by reference solely to the extent to which corporate performance goals are achieved. Other aspects of the 2007 Bonus Plan are as described on the Form 8-K filed on January 31, 2007, including the provision that individual bonuses will be based primarily on individual performance.

     The Committee adjusted the compensation of the Corporation’s chief executive officer, C.E. Andrews, as follows: 1) increased Mr. Andrews’ annual base salary to $750,000, effective as of May 22, 2007, the date of his appointment as chief executive officer; 2) established Mr. Andrews’ target performance bonus under the 2007 bonus plan with respect to the portion of the year during which he serves as chief executive officer at $2,500,000; and 3) provided for a modified definition of “bonus” for purposes of calculating any cash severance payment that may become payable under the SLM Corporation Change in Control Severance Plan for Senior Officers (the “Plan”). For Mr. Andrews, the definition of “bonus” will be based on his target bonus of $2,500,000, as opposed to an average of bonuses paid to Mr. Andrews for the two-year period prior to any change in control or his termination of employment, in recognition of his changed responsibility and compensation as chief executive officer.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

By: /s/ ROBERT S. LAVET
Name: Robert S. Lavet
Title: Senior Vice President and General Counsel

Dated: October 31, 2007